CERTIFICATE OF ELIMINATION
OF THE
CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
AND
CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES C
OF
THE DOW CHEMICAL COMPANY

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The Dow Chemical Company, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151 of the DGCL and authority granted in the Company’s restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”) previously designated 2,500,000 shares of authorized shares of preferred stock of the Company as Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of the Company (the “Series B Preferred Stock”), and 500,000 shares of authorized shares of preferred stock of the Company as Cumulative Convertible Perpetual Preferred Stock, Series C, par value $1.00 per share, of the Company (the “Series C Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and on March 31, 2009, filed certificates of designations in the office of the Secretary of State of the State of Delaware with respect to the Series B Preferred Stock (the “Series B Certificate of Designations”) and the Series C Preferred Stock (the “Series C Certificate of Designations”).

SECOND: That no shares of Series B Preferred Stock or Series C Preferred Stock are outstanding and no shares of Series B Preferred Stock or Series C Preferred Stock will be issued by the Company subject to the Series B Certificate of Designations or the Series C Certificate of Designations, as applicable.

THIRD: That the following resolutions were adopted on July 8, 2009 by the Board at a meeting duly called and held pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series B Preferred Stock and Series C Preferred Stock (the “Certificate of Elimination”):

“WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designations filed with the Office of the Secretary of State of the State of Delaware on March 31, 2009 (the “Series B Certificate of Designations”), 2,500,000 shares of authorized shares of preferred stock of the Company were designated as Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, of the Company (the “Series B Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions of the Series B Preferred Stock;

WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designations filed on March 31, 2009 (the “Series C Certificate of Designations”),

500,000 shares of authorized shares of preferred stock of the Company were designated as Cumulative Convertible Perpetual Preferred Stock, Series C, par value $1.00 per share, of the Company (the “Series C Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions of the Series C Preferred Stock;

WHEREAS, pursuant to the Purchase Agreement, dated May 5, 2009, among the Company, certain trusts established by members of the Haas family and accounts and funds managed by Paulson & Co. Inc. (the “Purchase Agreement”), all 2,500,000 shares of Series B Preferred Stock were purchased by the Company in consideration for 83,333,317 shares of common stock of the Company, par value $2.50 (the “Common Stock”) and $1,346,968,000 aggregate principal amount of the Company’s 8.55% Notes due 2019, and as of May 13, 2009, all 2,500,000 shares of Series B Preferred Stock (consisting of all then outstanding shares of Series B Preferred Stock) were canceled;

WHEREAS, on June 9, 2009, all 500,000 shares of Series C Preferred Stock (consisting of all then outstanding shares of Series C Preferred Stock) were converted into 30,997,900 shares of Common Stock, pursuant to the terms of the Series C Certificate of Designations as amended in the Purchase Agreement; and

WHEREAS, in light of the foregoing, the Board deems it desirable that, pursuant to Section 151(g) of the DGCL, a Certificate of Elimination of the Series B Preferred Stock and Series C Preferred Stock, in the form set forth as Exhibit A hereto (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all 2,500,000 shares of Series B Preferred Stock and 500,000 shares of Series C Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Company, and that all matters set forth in the Series B Certificate of Designations and the Series C Certificate of Designations be eliminated from the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”).

NOW THEREFORE, BE IT

RESOLVED, as of the date hereof, no shares of Series B Preferred Stock and Series C Preferred Stock are outstanding and no shares of Series B Preferred Stock and Series C Preferred Stock will be issued by the Company; and be it further

RESOLVED, that each of the proper officers of the Company is hereby authorized and directed, jointly and severally, for and on behalf of the Company, to prepare, execute and deliver a Certificate of Elimination and any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series B Preferred Stock and the Series C Preferred Stock, as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL; and be it further

RESOLVED, when such Certificate of Elimination become effective, all matters set forth in the Series B Certificate of Designations and the Series C Certificate of Designations with respect to the Series B Preferred Stock and the Series C Preferred Stock, respectively, be eliminated from the Company’s Certificate of Incorporation, as heretofore amended, and the shares of Series B Preferred Stock and Series C Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Company, without designation as to series;”

FOURTH: That, in accordance with the Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate from the Certificate of Incorporation all matters set forth in the Series B Certificate of Designations with respect to the Series B Preferred Stock and the Series C Certificate of Designations with respect to the Series C Preferred Stock, and all shares of Series B Preferred Stock and Series C Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $1.00 per share, of the Company, without designation as to series.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officers on this 27th day of July, 2009.

The Dow Chemical Company

By:	/s/ Fernando Ruiz
	Name:	Fernando Ruiz
	Title:	Corporate Vice President and
Treasurer